AstraZeneca PLC

1 Francis Crick Avenue

Cambridge Biomedical Campus

Cambridge, CB2 0AA

United Kingdom

T: +44 (0) 20 3749 5000

astrazeneca.com

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

February 18, 2025

Re:     Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen,

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that AstraZeneca PLC has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2024, which was filed with the Securities and Exchange Commission on February 18, 2025. The disclosure can be found under the heading “Item 4.B Business Overview—Disclosures Under the Iran Threat Reduction and Syria Human Rights Act of 2012” in the Annual Report on Form 20-F.

Respectfully submitted,

/s/ Adrian Kemp

Adrian Kemp
Company Secretary
AstraZeneca PLC

AstraZeneca PLC

Registered in England No. 2723534

Registered office: 1 Francis Crick Avenue

Cambridge Biomedical Campus

Cambridge, CB2 0AA

United Kingdom